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                           SDW HOLDINGS CORPORATION
                            2700 Westchester Avenue
                         Purchase, New York 10577-2554


                                                           FOR IMMEDIATE RELEASE


     Purchase, New York, May 28, 1997. Sappi Limited has acquired the minority common equity interests in SDW Holdings Corporation held by DLJ Merchant Banking Partners, L.P., certain of its affiliates and UBS Capital LLC, effective May 27, 1997. These interests together represent approximately 22% of the common equity of SDW Holdings on a fully-diluted basis. Sappi has purchased the interests at a price of $17.25 per share of common stock. SDW Holdings is the parent of S.D. Warren Company.

     As a result of this acquisition, Sappi owns over 97% of the common equity of SDW Holdings on a fully-diluted basis. Sappi has agreed to use reasonable efforts to acquire the remaining common equity interests in SDW Holdings within 120 days following the closing of the above acquisition. Based upon current circumstances, it is expected that the acquisition of such minority interests would be made for cash at a substantially similar price.